UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
 June 19, 2017

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

In June 2017, Plantronics, Inc. (“Plantronics” or the “Company”) took additional actions in its efforts to continue cost management and improve profitability.  The Company has taken several cost-saving actions during the quarter, including a reduction-in-force and the sale of its Clarity division.  The actions taken during the quarter are expected to result in cost-savings over the long term of approximately $15 million to $16 million per year.  Individually, none of the actions are material to the Company’s business or results of operations.  The Company’s targeted profitability for Fiscal Year 2018 as discussed in its May 1, 2017 earnings announcement is unchanged.

The Company expects to close the sale of Clarity at the end of the first quarter or early in the second quarter of Fiscal Year 2018.  This action will reduce Fiscal Year 2018 net revenues by approximately $13 million after the sale closes, or $17 million on a pro-forma basis for the full year, and result in a negligible change in operating income.  In connection with the sale, the Company will record an immaterial charge for inventory and fixed asset impairments.

In the aggregate, we believe these actions support our ability to focus on long-term growth opportunities and strategic initiatives, where we expect the key driver to be Unified Communications audio solutions and software-as-a-service within the Enterprise market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 19, 2017	PLANTRONICS, INC.

		By:	/s/ Pamela Strayer
		Name:	Pamela Strayer
		Title:	Senior Vice President and Chief Financial Officer